EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Third Quarter
Fiscal 2011 Financial Results

Monthly Analysis of 3Q11 Illustrates Initial Recovery

Qingdao, China and Rockville, Md. – February 3, 2011 – Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, today announced financial results for the third quarter of fiscal 2011 ended December 31, 2010.

Donghao Yang, Chief Financial Officer of Synutra, commented, “The negative media reports from early August 2010 continued to drastically impact our financial results, and our third quarter sales of $44.2 million and net loss of $20.5 million can be directly attributed to that disruptive event.  However, our sales and gross margin performance from the month of December in our powdered formula segment gives us reason to believe the worst is behind us and we have begun a sustainable recovery.  I am also pleased to report that channel inventory turnover days, which is a gauge of distributor and retail demand, improved materially from a peak of 120 days in August 2010 to 43 days in December 2010, which is in line with more normalized levels of between 40 to 45 days.  We have provided these monthly metrics because this additional layer of transparency allows us to better illustrate the recovery we believe started to materialize late in the third quarter, after we took swift measures to respond to the negative media reports from August.”

Financial Results for the Third Quarter of Fiscal 2011 versus Second Quarter of Fiscal 2011

	Quarter Ended		QoQ Change
	December 31, 2010	September 30, 2010	USD 000's	(%)
Net sales	44,233	41,202	3,031	7.4%

Cost of sales	(39,211)	(32,306)	(6,905)	21.4%
Gross profit	5,022	8,896	(3,874)	-43.5%
Gross margin	11.4%	21.6%

Selling and distribution expenses	(12,714)	(12,211)	(503)	4.1%
Advertising and promotion expenses	(10,451)	(14,654)	4,203	-28.7%
General and administrative expenses	(6,130)	(8,370)	2,240	-26.8%
Other operating income, net	173	238	(65)	-27.3%
Total operating expense	(29,122)	(34,997)	5,875	-16.8%

Loss from operations	(24,100)	(26,101)	2,001	-7.7%
Operating margin	-54.5%	-63.3%

Net interest expense and other income	(2,366)	(1,918)	(448)	23.4%
Income tax benefit	5,920	6,797	(877)	-12.9%
Net loss attributable to the noncontrolling interest	(67)	(66)	(1)	1.5%

Net loss attributable to Synutra International, Inc. common shareholders	(20,479)	(21,156)	677	-3.2%
Net margin	-46.3%	-51.3%

Loss per share - Diluted	($0.36)	($0.37)	$0.01	-2.7%

Net sales increased 7.4% to $44.2 million in the third quarter of fiscal 2011 from $41.2 million in the second quarter of fiscal 2011.  Net sales from the Company’s branded powdered formula segment were $20.7 million, or 46.8% of net sales in the quarter, compared to $37.3 million, or 90.5% of net sales, in the previous quarter.  Net sales of the Company’s Super series infant formula accounted for 52.4% of the volume of sales and 57.0% of the net sales of the powdered formula segment for the third quarter of fiscal year 2011 compared to 54.3% of the volume of sales and 66.9% of the net sales of the powdered formula segment in the second quarter of fiscal year 2011. By volume, sales of powdered formula products were 4,063 tons in the third fiscal quarter compared to 6,443 tons in the previous quarter.

Net sales from Other Products, which mainly consist of surplus milk powder, whey protein and raw milk sold to industrial customers, was $23.3 million, or 52.7% of net sales, in the third quarter of fiscal 2011, compared to $2.9 million, or 7.1% of net sales in the second quarter of fiscal 2011.

Gross profit was $5.0 million in the third quarter of fiscal 2011, compared to $8.9 million in the second quarter of fiscal year 2011. Gross margin in the third quarter of fiscal 2011 was 11.4%, compared to 21.6% in the second quarter of fiscal 2011. This reflects the impact of the discounts the Company provided to distributors to regain market share, which were deducted from gross sales, negatively impacting net sales and gross margin.

Operating loss in the December quarter was $24.1 million, slightly better than the $26.1 million operating loss in the September quarter. Operating expenses remained elevated as a percentage of sales due to the Company’s aggressive investment in advertising and promotional activities to rebuild brand equity and recover market share. Sequentially, operating expenses decreased as the Company drew back advertising and promotional expenses to more normalized levels through the quarter from a high of $7.5 million in September to $3.4 million in December.

Operating performance improved significantly on a quarterly run-rate basis. The negative news report was first published on August 6, 2010, so the first 35 to 40 days of the September quarter were not affected, while the last 50 days suffered an operating loss of over $30 million. As a result of the quick actions taken by Synutra in crisis management and aggressive spending in advertisement and promotions, the Company’s market share quickly recovered, and operating loss narrowed in the December quarter compared with August and September of the previous quarter.

Monthly Financial Performance: Powdered Formula Segment

	Jul	Aug	Sept	2Q11	Oct	Nov	Dec	3Q11
Market share (CIC)	6.6%	4.8%	4.5%	N/A	4.8%	5.3%	5.2%	N/A
Net sales (USD 000's, unreviewed)	25,475	9,429	2,381	37,285	5,778	6,365	8,579	20,722
Gross margin	59.1%	37.2%	(333.0%)	28.6%	0.6%	(0.3%)	38.6%	16.1%
Advertising and promotion expenses	2,830	4,339	7,485	14,654	3,490	3,602	3,359	10,451

Net sales increased to $8.6 million in December 2010 from a low of $2.4 million in September 2010, while market share improved from a low of 4.5% in September.  Gross margin increased to 38.6% in December 2010 from lows in September, October and November.   The Company believes these metrics from late in the third quarter reflect the beginning of a sustainable recovery in calendar 2011.

Yang continues, “Note that as of today, our inventory management data illustrates that our distributors’ inventory turnover as of December 2010 has decreased to 43 days, in line with the pre-crisis levels.  We have an enterprise resource planning system that closely tracks our distributors’ inventory levels to better assess the health of our distribution channels and prevent stockpiling situations that will adversely affect our future growth.  The return of channel inventory turnover to more normalized levels is a signal that channel destocking is ending.  As distributors begin to build up their inventory levels to meet building demand for our product, we expect a reversed destocking effect to accelerate our financial recovery.”

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “Today, we continue to be cautiously optimistic about our ongoing recovery. A strong and healthy foundation for profitability and growth has been laid but we recognize that this will be a gradual process. From a long-term view, we are confident in our ability to rebuild Synutra’s market presence and growth momentum through strong operational results, healthy inventory management and our high quality product offerings.”

Balance Sheet
As of December 31, 2010, the Company had cash and cash equivalents of $42.0 million and restricted cash of $41.6 million.

Conference Call Details
The Company will hold a conference call on Friday, February 4, 2011 at 8:00 a.m. Eastern Time to discuss the financial results.  Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (866) 239-0753
International:	+1 (718) 354-1359
Conference ID:	6334542

The replay will be accessible through February 11, 2011 by dialing the following numbers:

United States Toll Free:	+1 (866) 932-5017
International:	+1 (347) 366-9565
Conference ID:	6334542

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering 30 provinces and provincial-level municipalities in China. As of December 31, 2010, this network comprised over 580 independent distributors and over 1,000 independent sub-distributors who sell Synutra products in over 76,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; adverse effects associated with the melamine contamination incident;

impact of the premature development allegations; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881

Synutra International, Inc.
Condensed Consolidated Statements of Income
Unaudited

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
	(in thousands except earnings per share data)

Net sales	44,233	96,795	169,222	209,475
Cost of sales	39,211	84,175	108,943	165,004

Gross profit	5,022	12,620	60,279	44,471

Selling and distribution expenses	12,714	11,635	37,551	32,446
Advertising and promotion expenses	10,451	4,596	35,107	27,248
General and administrative expenses	6,130	5,466	22,016	15,016
Impairment loss of assets disposal	-	53	-	5,974
Other operating income, net	173	274	484	498

Loss from operations	(24,100)	(8,856)	(33,911)	(35,715)

Interest expense	2,626	1,051	7,401	6,217
Interest income	187	716	432	1,604
Other income (expense), net	73	(40)	298	(1,091)

Loss before income tax expense (benefit)	(26,466)	(9,231)	(40,582)	(41,419)

Income tax expense (benefit)	(5,920)	638	(8,922)	(7,497)

Net loss	(20,546)	(9,869)	(31,660)	(33,922)

Net loss attributable to the noncontrolling interest	(67)	(141)	(131)	(229)

Net loss attributable to Synutra International, Inc. common shareholders	(20,479)	(9,728)	(31,529)	(33,693)

Loss per share-basic	(0.36)	(0.18)	(0.56)	(0.62)
Loss per share-diluted	(0.36)	(0.18)	(0.56)	(0.62)

Weighted average common share outstanding-basic	57,301	54,001	56,201	54,001
Weighted average common share outstanding-diluted	57,301	54,001	56,201	54,001

Synutra International, Inc.
Consolidated Balance Sheets
Unaudited

	Dec 31, 2010	Mar 31, 2010
	(in thousands, except share par value)
ASSETS
Current Assets:
Cash and cash equivalents	41,992	48,693
Restricted cash	41,572	33,384
Accounts receivable, net of allowance	44,897	26,013
Inventories	70,155	52,134
Due from related parties	11,650	8,111
Income tax receivable	9,236	523
Receivable from assets disposal	1,890	5,879
Prepaid expenses and other current assets	13,642	8,209
Deferred tax assets	34,474	33,390

Total current assets	269,508	216,336

Property, plant and equipment, net	109,069	110,037
Land use rights, net	6,071	5,996
Intangible assets, net	3,134	3,394
Goodwill	-	1,437
Receivable from assets disposal	-	4,404
Other assets	6,518	3,575
Deferred tax assets	4,230	4,178

TOTAL ASSETS	398,530	349,357

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	114,605	98,069
Long-term debt due within one year	30,199	61,194
Accounts payable	52,118	49,947
Due to related parties	2,461	2,670
Advances from customers	11,986	9,375
Other current liabilities	27,191	22,674

Total current liabilities	238,560	243,929

Long-term debt	64,928	41,018
Deferred revenue	4,475	4,688
Capital lease obligations	5,519	5,372
Other long-term liabilities	1,500	1,419

Total liabilities	314,982	296,426

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 54,001 issued and outstanding at December 31, 2010 and March 31, 2010, respectively	6	5
Additional paid-in capital	135,440	76,607
Accumulated deficit	(79,818)	(48,289)
Accumulated other comprehensive income	27,335	24,015

Total Synutra common shareholders’ equity	82,963	52,338

Noncontrolling interest	585	593

Total equity	83,548	52,931

TOTAL LIABILITIES AND EQUITY	398,530	349,357